Exhibit 10.1

OMNIBUS AMENDMENT AGREEMENT

THIS OMNIBUS AMENDMENT AGREEMENT, dated as of January 15, 2009 (this “Amendment”), is by and among BRAD FOOTE GEAR WORKS, INC. (f/k/a BFG Acquisition Corp.), an Illinois corporation (the “Borrower”), 1309 SOUTH CICERO AVENUE, LLC, a Delaware limited liability company (“1309”), 5100 NEVILLE ROAD, LLC, a Delaware limited liability company (“5100” and, together with 1309, the “Subsidiaries”) and BANK OF AMERICA, N.A., (f/k/a LaSalle Bank National Association, f/k/a LaSalle National Bank, f/k/a LaSalle Bank N.I.) (the “Lender”).

WHEREAS, the Borrower is party to (i) that certain Loan and Security Agreement, dated as of January 17, 1997 (as amended to date, the “Loan Agreement”; capitalized terms used herein, but not otherwise defined herein, shall have the meanings given them in (or by reference in) the Loan Agreement ), by and between the Borrower and the Lender, (ii) that certain Amended and Restated Renewal Revolving Note, dated as of December 9, 2008 (as amended or otherwise modified from time to time, the “Revolving Note”) in favor of the Lender, (iii) that certain Consolidated Term Note, dated as of February 1, 2006 (as amended or otherwise modified from time to time, the “Term Note”) in favor of the Lender, (iv) that certain Amended and Restated Equipment Line Note, dated as of November 10, 2006 (as amended or otherwise modified from time to time, the “Equipment Note”) in favor of the Lender and (v) that certain Equipment Line Note, dated as of June 30, 2007 (as amended or otherwise modified from time to time, the “Equipment Note No. 2”) in favor of the Lender;

WHEREAS, the Subsidiaries are party to that certain Term Note, dated as of January 31, 2008 (as amended or otherwise modified from time to time, the “Subsidiary Note”) and the Borrower has guaranteed the obligations of the Subsidiary Note pursuant to that certain Unconditional Guaranty, dated as of January 31, 2008 (as amended or otherwise modified from time to time, the “Subsidiary Guaranty”);

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree to amend the above referenced documents as follows:

SECTION 1.                                AMENDMENTS TO LOAN AGREEMENT.  Effective as of the Amendment Effective Date (as hereinafter defined), the Loan Agreement shall be amended as follows:

1.1                                 Section 1.1 of the Loan Agreement shall be amended as follows:

(a)                                  The following definitions shall be added in the appropriate alphabetical order:

“1309” shall mean 1309 South Cicero Avenue, LLC, a Delaware limited liability company.

“1309/5100 Guaranty” shall mean that certain Unconditional Guaranty, dated January 15, 2009, executed by each of 1309 and 5100 in favor of the Lender, whereby each of 1309 and 5100 guarantees the payment of the Indebtedness.

“5100” shall mean 5100 Neville Road, LLC, a Delaware limited liability company.

“Business Plan” shall mean a written report setting forth the objectives and assumptions with respect to any budget.

“Guarantor” shall mean each of 1309, 5100 and the Parent.

“Hofler Agreement” shall mean that certain Agreement, dated as of December 31, 2008, by and among the Borrower and Hofler Maschinenbau GmbH.

“Intercompany Debt” shall mean all indebtedness owed by the Borrower to affiliates and/or from affiliates to Borrower.

“Mortgages” shall mean those certain mortgages, dated January 15, 2009, by each of 1309, 5100 and the Borrower in favor of the Lender.

“Parent” shall mean Broadwind Energy, Inc., a Delaware corporation, and the parent of the Borrower.

“Parent Guaranty” shall mean that certain Unconditional Guaranty, dated January 15, 2009, executed by the Parent in favor of the Lender, whereby the Parent guarantees the payment of the Indebtedness.

“Pledge Agreement” shall mean that certain Pledge Agreement dated January 15, 2009 pursuant to which the Parent grants the Lender a first priority security interest in all shares of stock of the Borrower and indebtedness to the Parent and any promissory notes and/or instruments representing such indebtedness.

“Subsidiary Loan Documents” shall mean the Subsidiary Note, the Subsidiary Guaranty, and all other agreements, instruments and documents, including, without limitation, the assignment of leases, the negative pledges and any other security agreements, notes, guaranties, mortgages, assignments, financing statements, and all other writings heretofore, now, or hereafter executed by the Borrower or any other obligor, and delivered to Lender in connection with or relating to the Subsidiary Loan, together with all agreements, instruments and documents referred to therein or contemplated thereby.

“Subsidiary Note” shall mean the promissory note dated January 31, 2008 evidencing the Subsidiary Loan executed by 1309 and 5100, and any and all extensions, renewals, amendments, refinancings, or modifications, conversions or consolidations thereof or thereto.

(b)                                 The following definitions shall be amended by deleting the current definitions and replacing the same in their entireties as follows:

“Collateral” shall mean all property and interests in property now owned or hereafter acquired by the Borrower or any other Person in or upon which a security interest, lien or mortgage is granted or in which a collateral assignment is made under this Agreement, the other Collateral Documents or any other Loan Document or which otherwise secures repayment of the Indebtedness.

“Commitment Amount” shall mean, as of any applicable date of determination, Four Million and 00/100 ($4,000,000.00) Dollars.

“Loan Documents” shall mean this Agreement, the Notes, the Negative Pledge Agreement, the Parent Guaranty, the 1309/5100 Guaranty and all other agreements, instruments and documents, including, without limitation, the Collateral Documents, and any other security agreements, notes, guaranties, mortgages, assignments, financing statements, and all other writings heretofore, now, or hereafter executed by the Borrower or any other obligor, and delivered to Lender in connection with or relating to this Agreement, together with all agreements, instruments and documents referred to therein or contemplated thereby.

“Pledged Stock” shall mean the stock of the Borrower pledged under the Pledge Agreement.

“Termination Date” shall mean March 15, 2009, or such earlier date upon which the Revolving Note becomes due and payable.

(c)                                  The definition of “Indebtedness” shall be amended by deleting clause (5) thereof in its entirety and replacing it with the following.

“all Rate Management Obligations and all treasury management obligations heretofore, now or hereafter owed by the Borrower to the Lender”

(d)                                 The definitions of “Letter of Credit” and “Letter of Credit Outstanding” and “Stock Pledge Agreement” shall be deleted in their entireties.

(e)                                  The definition of “Permitted Liens” shall be amended by deleting clause (e) thereof in its entirety and replacing it with the following; provided, however, the Lender shall not release any lien or security interest it has with respect to the Purchase Machines (as defined in the Hofler Agreement):

“(e)                            The security interest in the Purchase Machines (as defined in the Hofler Agreement) granted pursuant to the Hofler Agreement.”

(f)                                    The definition of “Rate Management Agreement” shall be amended by adding the following sentence to the end of such definition:

“For the avoidance of doubt, “Rate Management Agreement” shall include, without limitation (i) that certain interest rate swap transaction, entered into on October 24, 2006, between the Borrower and the Lender and (ii) that certain interest rate swap transaction, entered into on February 7, 2006, between the Borrower and the Lender.”

(g)                                 The definition of “Subsidiary” shall be amended by adding the following clause to the end of such definition:

“;provided, however, that notwithstanding the foregoing, each of 1309 and 5100 shall be deemed to be a Subsidiary of the Borrower”

1.2                                 Section 2.9 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

“[Intentionally Deleted]”.

1.3                                 Section 3A2 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

“[Intentionally Deleted]”.

1.4                                 Section 3B2 of the Loan Agreement shall be deleted in its entirety and replaced with the following:

“[Intentionally Deleted]”.

1.5                                 Section 6 of the Loan Agreement shall be amended by deleting clause (q) thereof and replacing it in its entirety with the following:

“[Intentionally Deleted]”.

1.6                                 Section 10 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

“                                          As soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year of Borrower, Borrower shall deliver to the Lender annual audited financial statements of Borrower and its Subsidiaries, containing the balance sheet of the Borrower and its Subsidiaries as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows for each such fiscal year; and such other comments and financial details as are usually included in similar reports.  Such financial statements shall (a) be in form and reporting basis satisfactory to the Lender, (b) be prepared in accordance with GAAP by an independent certified public accounting firm selected by Borrower and acceptable to the Lender (“Borrower’s Accounting Firm”), and (c) contain unqualified opinions as to the fairness of the statements therein contained.  Borrower shall also provide to the Lender any management letters that may accompany the statements.

As soon as available, but not later than one hundred twenty (120) days after the end of each fiscal year of Parent and its Subsidiaries (hereafter, collectively “Broadwind”), Borrower shall deliver to the Lender annual audited financial statements of Broadwind, containing the balance sheet of Broadwind as of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows for each such fiscal year; and such other comments and financial details as are usually included in similar reports.  Such financial statements shall (a) be prepared in accordance with GAAP by Borrower’s Accounting Firm and (b) contain unqualified opinions as to the fairness of the statements therein contained.  Borrower shall also provide to the Lender any management letters that may accompany such statements.

As soon as available, but not later than forty-five (45) days after the end of each fiscal quarter, Borrower shall deliver to the Lender: (i) internally prepared quarterly financial statements of Borrower, in form and content satisfactory to Lender, and (ii) a quarterly covenant compliance certificate, in form and content satisfactory to Lender (including a certificate by the chief executive or financial officer of Borrower containing a computation of, and showing compliance with, each of the financial covenants contained in Section 14.1 hereof).  The validity and accuracy of said financial statements shall be certified by the chief executive or financial officer of the Borrower, in a form satisfactory to the Lender.

As soon as available, but not later than fifteen (15) days after the end of each calendar month, Borrower shall deliver to the Lender: (i) a monthly Borrowing Base Certificate, (ii) a monthly accounts receivable aging and a monthly accounts payable aging, and (iii) internally prepared monthly financial statements of Borrower and Parent, in form and content satisfactory to Lender, which monthly statements shall include an income statement, balance sheet and cash flow statement.  The validity and accuracy of said financial statements shall be certified by the chief executive or financial officer of the Borrower, in a form satisfactory to the Lender.

As soon as available, but not later than the second (2nd) Business Day of each calendar week, Borrower shall deliver to the Lender a rolling 13-week cash flow forecast beginning with such week, that shall detail all sources and uses of cash on a weekly basis, shall report any variances from such report delivered in the prior week and shall report a comparison of actual cash flow versus the forecast in the prior week.

As soon as available, but not later than the second (2nd) Business Day after the end of every calendar 2-week period, Borrower shall deliver to the Lender an updated Schedule 10.1 setting forth the identified material accounting weaknesses of the Borrower and the Parent, including necessary steps to correct such issues, the timeframe to correct such issues and the Person responsible for each corrective step to correct such issues indicating the current status of the items listed thereon.  In the event that Borrower’s Accounting Firm has completed a written report with respect to Schedule 10.1 on or prior to March 15, 2009, Borrower shall deliver to the Lender a copy of such report within three (3) Business Day of receipt thereof by the Borrower.

As soon as available, but not later than February 20, 2009, Borrower shall deliver to the Lender a written review by High Ridge Partners (the “Consultant”) consistent with the scope of the engagement letter executed by the Borrower and the Consultant.

Borrower shall also promptly provide the Lender with such other information, financial or otherwise, concerning the Borrower or Parent, as the Lender may reasonably request from time to time.

The Lender shall make any and all audits and investigations which it deems reasonably necessary in connection with the Collateral.  For the purposes of this Agreement, the Lender shall have free and ready access at all times during normal business hours, upon reasonable advance oral or written notice (unless in the Lender’s reasonable judgment a rapid deterioration or loss to any Collateral is threatened, in which case no notice shall be given and access shall not be limited to normal business hours), to the books of account, records, papers and documents of Borrower.  Without limiting the generality of the foregoing, the Lender shall be entitled to conduct an annual field audit of the Borrower or more frequent audits if deemed reasonably necessary by the Lender under the circumstances then existing, including, without limitation, at any time prior to the Termination Date, and Borrower shall reimburse the Lender for all reasonable costs and expenses incurred by Lender for such audits.

The Borrower shall deliver to the Lender all of the additional items set forth on Schedule 10.2 on or prior to the date set forth opposite such item on Schedule 10.2.”

1.7                                 Section 14.1 of the Loan Agreement shall be amended and restated in its entirety (retroactive to December 31, 2008) to read as follows:

“Borrower covenants to Lender and agrees that so long as any Indebtedness shall remain unpaid:

(a)                                  No Distributions.  Borrower will make no distributions or dividends of any kind, including without limitation, any loans or advances to employees or officers, except as expressly permitted by Section 14.3(i) hereof.

(b)                                 Limitation on Intercompany Debt.  All Intercompany Debt as of the date hereof is set forth on Schedule 14.1(b) hereto.  Upon the incurrence of any additional Intercompany Debt, the Borrower shall promptly, and in any event within five (5) Business Days provide an updated Schedule 14.1(b).  All Intercompany Debt shall be (i) subordinated to all present and future Indebtedness owed by the Borrower and/or the Guarantors to Lender in a manner satisfactory to the Lender and (ii) evidenced by a promissory note or other instrument; provided, however, that notwithstanding the generality of the foregoing, with respect to any Intercompany Debt outstanding as of January 15, 2009, the Borrower shall deliver the items set forth in clauses (i) and (ii) of this sentence on or prior to February 6, 2009.

(c)                                  Subordinated Debt Payments.  Borrower will not make any payments on Subordinated Debt or on Intercompany Debt, other than non-cash payments of interest booked as capitalized interest by the Parent and Borrower in respect of the Intercompany Debt owed to the Parent.

(d)                                 Senior Debt to EBITDA.  As of the end of each of its fiscal quarters beginning with the quarter ended June 30, 2008, the Borrower shall maintain a ratio of Senior Debt to annualized EBITDA of not greater than 3.0 to 1.0.  This covenant will be tested quarterly beginning with the fiscal quarter ended June 30, 2008.

(e)                                  Cash Flow Coverage.  As of the end of each of its fiscal quarters beginning with the quarter ended March 31, 2008, the Borrower shall maintain a Cash Flow Coverage of not less than the following: (i) 1.5 to 1.0 at March 31, 2008, (ii) 2.0 to 1.0 at June 30, 2008 and September 30, 2008 and (iii) 1.25 to 1.0 at December 31, 2008 and thereafter (to be tested quarterly by the Lender commencing with the quarter ended March 31, 2008).

(f)                                    Minimum EBITDA.  The Borrower shall maintain a minimum EBITDA of not less than $10,250,000 for the twelve months ended December 31, 2008.  As of the end of each calendar month beginning with the month ended January 31, 2009 and ending with the month ended February 28, 2009, the Borrower shall maintain a minimum monthly EBITDA of not less than the following: (i) $417,180 for the month of January, and (ii) $455,430 for the month of February; provided, however, that for the calendar year 2009, the Borrower shall maintain a cumulative EBITDA of not less than $923,940 for the two months ended February 28, 2009.

(g)                                 Cash on Hand.  Borrower shall at all times maintain cash on hand of not less than $1,000,000; provided, however, that Borrower shall have a two (2) Business Day cure period to correct any shortfall; provided, further, that Borrower shall only be allowed such cure period a maximum of two (2) occurrences.

(h)                                 Capital Expenditure.  Borrower shall not make any Capital Expenditures, except with respect to (i) the Hofler Agreement, (ii) those Capital Expenditures set forth on Schedule 14.1(h) hereto and (iii) those made with equity contributions from the Parent.

For purposes of the foregoing financial covenants, the following definitions shall have the following meaning:

“Affiliate” of any Person shall mean (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person (b) any officer or director of such Person, and (c) with respect to the Lender, any entity administered or managed by the Lender, or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans.  A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract, ownership of voting securities, membership interests or otherwise.  The term “Affiliate” shall include, without limitation, the Borrower’s parent company.

“Capital Expenditures” shall mean all expenditures (including capitalized lease obligations) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Cash Flow Coverage” shall have the meaning set forth in Section 1.1 hereof.

“Debt” shall mean, as to any Person, without duplication, (a) all indebtedness of such Person; (b) all borrowed money of such Person (including principal, interest, fees and charges), whether or not evidenced by bonds, debentures, notes or similar instruments; (c) all obligations to pay the deferred purchase price of property or services; (d) all obligations, contingent or otherwise, with respect to the maximum face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person, and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations; (e) all indebtedness secured by any lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided, however, if such Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the fair market value of the property subject to such lien at the time of determination); (f) the aggregate amount of all capitalized lease obligations of such Person; (g) all contingent liabilities of such Person, whether or not reflected on its balance sheet; (h) all hedging obligations of such Person; (i) all Debt of any partnership of which such Person is a general partner; and (j) all monetary obligations of such Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).  Notwithstanding the foregoing, Debt shall not include trade payables and accrued expenses incurred by such Person in accordance with customary practices and in the ordinary course of business of such Person.

“Depreciation” shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Borrower’s financial statements and determined in accordance with GAAP.

“EBITDA” shall mean, for any period, (a) the sum for such period of:  (i) Net Income, plus (ii) Interest Charges, plus (iii) federal and state income taxes (including the Illinois replacement tax), plus (iv) Depreciation and amortization expense, plus (v) non-cash management compensation expense, plus (vi) all other non-cash charges, minus (b) the sum for such period of (i) Unfinanced Capital Expenditures and (ii) income or loss attributable to equity in any Affiliate or Subsidiary, in each case to the extent included in determining Net Income for such period.

“Interest Charges” shall mean, for any period, the sum of:  (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of capitalized lease obligations with respect to that fiscal period that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any hedging agreements.

“Net Income” shall mean, with respect to the Borrower for any period, the net income (or loss) of the Borrower for such period as determined in accordance with GAAP, excluding any extraordinary gains and any gains from discontinued operations.

“Senior Debt” shall mean all Debt of the Borrower excluding Subordinated Debt.

“Unfinanced Capital Expenditures” shall mean all Capital Expenditures that are financed solely from working capital of the Borrower and are not otherwise financed in whole or in part by any third party; notwithstanding the generality of the foregoing, for clarification, “Unfinanced Capital Expenditures” shall not include any Capital Expenditures financed directly by the Parent or with the proceeds of Intercompany Debt owed to the Parent or other equity contributions from the Parent.”

The financial covenants set forth hereinabove shall be computed on a consolidated basis in accordance with GAAP.”

1.8                                 Section 14.3 of the Loan Agreement shall be amended as follows:

(a)                                  The reference to “$10,000.00” in clause (f) thereto shall be deleted and replaced in its entirety with “$50,000.00”.

(b)                                 The last sentence of clause (i) thereto shall be amended and restated in its entirety to read as follows:

Notwithstanding the foregoing, the Borrower may make non-cash payments of interest booked as capitalized interest by the Parent and Borrower in respect of the Intercompany Debt owed to the Parent.

1.9                                 Section 15 of the Loan Agreement shall be amended and restated in its entirety to read as follows:

The Notes and any and all other Indebtedness shall, at the option of Lender and notwithstanding any maturity to the contrary, become immediately due and payable, without notice or demand, upon the occurrence of any of the following events of default (each an “Event of Default”):

(a)                                  Borrower shall fail to pay when due, any Indebtedness, including, without limitation, any principal of or interest on any Note, or any other sum payable by the Borrower to the Lender; or

(b)                                 Borrower or any Guarantor shall fail duly and punctually to perform or observe any other agreement, covenant or obligation binding on the Borrower or such Guarantor under this Agreement or any of the other Loan Documents; or

(c)                                  Any warranty, representation, statement or financial statement made by Borrower in this Agreement or by Borrower or any Guarantor in any other Loan Document or in any other agreement, document, instrument, request, report, schedule or certificate executed by Borrower or any Guarantor and delivered to the Lender shall prove to have been incorrect or misleading in any material respect when made; or

(d)                                 Any event occurs or condition exists (other than those described in clauses (a) through (c) above) which is specified as an event of default under any of the Loan Documents; or

(e)                                  Filing of a petition in bankruptcy by or against Borrower or any Guarantor, or institution of any proceeding by Borrower or any Guarantor for corporate reorganization, readjustment, or similar arrangement under any insolvency statute (and with respect to any involuntary petition or proceeding, such petition or proceeding is not dismissed within sixty (60) days after filing), filing of any proceeding by or against Borrower or any Guarantor for appointment of a receiver, trustee or liquidator of it, him or her, or all or any substantial part of its, his or her assets or properties, filing of a petition for dissolution or liquidation of Borrower or any Guarantor, or making by Borrower or any Guarantor of an assignment for the benefit of creditors, or filing or imposition of any tax lien against the Collateral, or Borrower or any Guarantor admits in writing its, his or her inability to pay its, his or her debts as they become due, or Borrower ceases doing business as a going concern; or

(f)                                    The Lender, in good faith, deems itself reasonably insecure for any reason due to any material adverse change in the business, assets or liabilities, financial condition, results of operations or business prospects of Borrower, or in the financial condition of any Guarantor; or

(g)                                 There shall occur any uninsured damage to or loss, theft, or destruction of any of the Collateral exceeding $50,000.00; or

(h)                                 All or any portion of the Collateral is attached, seized, levied upon or subjected to a writ or distress warrant, or comes within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; or an application is made by Borrower or any other Person for the appointment of a receiver, trustee, or custodian for such Collateral; or

(i)                                     A notice of lien, levy or assessment is filed of record with respect to all or any portion of the Collateral by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, including, without limitation, the PBGC, or any taxes or debts owing to any of the foregoing becomes a lien or encumbrance upon all or any portion of the Collateral; or

(j)                                     Creation by Borrower or any Guarantor of a security interest in any Collateral now existing or hereafter acquired by Borrower or any Guarantor in favor of any Person other than the Lender and the Permitted Liens; or

(k)                                  Borrower or any Guarantor is enjoined, restrained, or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any part of its business affairs; or

(l)                                     Any judgment or order requiring the payment of money exceeding $50,000.00 shall be rendered against Borrower and such judgment or order shall remain unsatisfied or undischarged and in effect for thirty (30) consecutive days without a stay of enforcement or execution, provided, however, this subparagraph shall not apply to any judgment for which Borrower is fully insured, and with respect to which the insurer has admitted liability in writing; or

(m)                               This Agreement or any other Loan Document shall at any time after its execution and delivery and for any reason cease (i) to create a valid and perfected first priority security interest in such of the Collateral owned by Borrower or any Guarantor or in which Borrower or any Guarantor has rights therein; or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability hereof shall be contested by the Borrower or Borrower shall deny it has any further liability or obligation hereunder; or

(n)                                 Any event shall occur which results in the acceleration of the maturity of any indebtedness of Borrower to any other lender or creditor exceeding $50,000.00; or

(o)                                 Any proceeding shall be commenced or filing made under applicable law by any stockholder, officer or director of Borrower or any Guarantor to dissolve or liquidate the Borrower or any Guarantor, or any order, judgment or decree shall be entered against Borrower or any Guarantor decreeing its involuntary dissolution or split up; or Borrower or any Guarantor shall otherwise dissolve or cease to exist; or

(p)                                 An event of default shall occur under the Pledge Agreement, and shall not be cured within the applicable grace period, if any; or

(q)                                 If the Lender receives a notice from any other secured party of a proposed disposition of the Collateral or any portion thereof or otherwise learns of any such proposed disposition (whether or not such security interest is permitted by the terms of this Agreement; nothing in this subsection shall be construed to constitute consent by Lender to the creation of any security interest in the Collateral other than the Lender’s security interest); or

(r)                                    Nonpayment by Borrower of any Rate Management Obligation when due or the breach by Borrower of any term, provision or condition contained in any Rate Management Agreement; or

(s)                                  An event of default shall occur under any of the Subsidiary Loan Documents, and shall not be cured within the applicable grace period, if any.

1.10                           Notwithstanding anything in the Loan Agreement to the contrary, all notices and other communications intended for the Lender shall be sent to the following address:

Bank of America, N.A.

One Federal Street

Boston, MA 02110

Attention:  Sandra H. Bennett

1.11                           Schedule 10.1 to this Amendment shall be added to the Loan Agreement as Schedule 10.1 thereto.

1.12                           Schedule 10.2 to this Amendment shall be added to the Loan Agreement as Schedule 10.2 thereto.

1.13                           Schedule 14.1(b) to this Amendment shall be added to the Loan Agreement as Schedule 14.1(b) thereto.

1.14                           Schedule 14.1(h) to this Amendment shall be added to the Loan Agreement as Schedule 14.1(h) thereto.

1.15                           For clarification, the two (2) paragraphs added to Section 2 of the Loan Agreement by the Thirty Second Amendment to Loan and Security Agreement and Section 3A added to the Loan Agreement by the Thirty First Amendment to Loan and Security Agreement shall continue to be in full force and effect.

SECTION 2.   AMENDMENTS TO NOTES.

2.1                                 Notwithstanding any other provision of any of the Notes to the contrary, the Borrower may not select to have the Notes bear interest at a fixed rate.

2.2                                 Notwithstanding any other provision of any of the Notes to the contrary, (i) as of the Amendment Effective Date, the Notes shall bear interest at a rate equal to the greater of the (A) the interest rate in effect with respect to such Loan plus two and one-half percent (2.5%) and (B) six percent (6%) and (ii) with respect to Interest Periods commencing after the Amendment Effective Date, the Notes shall bear interest at a rate equal to the greater of (A) LIBOR plus five percent (5%) and (ii) six percent (6%); provided, that for the purposes of clause (ii) above, “LIBOR” shall be defined as the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits in an amount comparable to the relevant Loan (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

2.3                                 Notwithstanding any other provision of any of the Notes or the Loan Agreement to the contrary, the Borrower shall not incur and the Lender shall not charge any prepayment penalty.

SECTION 3.   AMENDMENTS TO SUBSIDIARY NOTE.

3.1                                 Notwithstanding any other provision of the Subsidiary Note to the contrary, (i) as of the Amendment Effective Date, the Subsidiary Note shall bear interest at a rate equal to the greater of the (A) the interest rate in effect with respect to such Loan plus two and one-half percent (2.5%) and (B) six percent (6%) and (ii) with respect to Interest Periods commencing after the Amendment Effective Date, the Subsidiary Note shall bear interest at a rate equal to the greater of (A) LIBOR plus five percent (5%) and (ii) six percent (6%); provided, that for the purposes of clause (ii) above, “LIBOR” shall be defined as the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for U.S. dollar deposits in an amount comparable to the relevant Loan (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.

3.2                                 Notwithstanding any other provision of the Subsidiary Note to the contrary, the Subsidiary shall not be bound by or subject to compliance with the financial covenant in such Subsidiary Note.

SECTION 4.   WAIVER.  The Lender hereby waives the Borrower’s violation of the financial covenants set forth in Sections 14.1(e) and (f) solely for the period from December 31, 2008 up to but not including the Amendment Effective Date and only to the extent that the Borrower would not have been in violation of such Sections as amended by this Amendment; provided, however, such waiver is limited solely to such specific covenant violations for such periods and shall not waive, suspend or effect any other default by Borrower under the Loan Agreement, and the Lender expressly reserves all of its rights with respect to any such other default(s).

SECTION 5.   CONSENT TO HOFLER AGREEMENT.  The Lender hereby consents to the Borrower’s execution and delivery of the Hofler Agreement.

SECTION 6.   CONDITIONS PRECEDENT.  This Amendment shall become effective on the date (the “Amendment Effective Date”) when the Lender shall have received the following:

6.1                                 Amendment.  This Amendment, duly executed by the parties hereto.

6.2                                 Parent Pledge.  The Parent Pledge, duly executed by the Parent, and delivery to the Lender of (i) the Pledged Stock along with signed stock powers, executed in blank and (ii) any promissory notes or other instruments, if any, evidencing intercompany debt.

6.3                                 Parent Guaranty.  The Parent Guaranty, duly executed by the Parent.

6.4                                 1309/5100 Guaranty.  The 1309/5100 Guaranty, duly executed by 1309 and 5100.

6.5                                 Mortgages.  A duly executed mortgage, with respect to each of the following properties:

(a)                                  1309 S. Cicero Avenue, Cicero, Illinois, 60804;

(b)                                 1310 S. 47th Avenue, Cicero, Illinois, 60804; and

(c)                                  5100 Neville Road, Pittsburgh, Pennsylvania, 15225.

6.6                                 Resolutions.  A copy of the resolutions, in form and substance satisfactory to the Lender, of the Borrower and each Guarantor, as applicable, authorizing (i) the execution, delivery and performance of this Amendment, the Subsidiary Loan Documents and the other Loan Documents to which it is a party, (ii) the transactions contemplated under this Amendment, the Subsidiary Loan Documents and the other Loan Documents and (iii) the granting of the security interest created pursuant to the Collateral Documents.; all as certified by the secretary or assistant secretary of the Borrower and each Guarantor, as applicable.

6.7                                 Organizational Documents.  Copies of the organizational documents of the Borrower and each Guarantor, including certified copies of any formation documents and a certificate of good standing,; all certified by the secretary or assistant secretary of the Borrower and each Guarantor, as applicable.

6.8                                 Incumbency.  A certificate of the secretary or assistant secretary of the Borrower and each Guarantor, certifying the names and true signatures of the officers authorized to sign this Amendment, the Subsidiary Loan Documents and the other Loan Documents.

6.9                                 Opinion.  A favorable opinion of counsel to the Borrower and each Guarantor, dated the Amendment Effective Date, in form and substance satisfactory to the Lender.

6.10                           Consultant.  An executed engagement letter, duly executed by the Borrower and the Consultant.

6.11                           Consent.  An executed copy of that certain letter agreement dated as of January 15, 2009 by and between Hofler Maschinenbau GmbH and the Borrower consenting to the Lender’s lien on the Purchase Machines (as defined in the Hofler Agreement).

6.12                           Amendment and Waiver Fee; Expenses.  Payment by the Borrower of a $25,000 amendment and waiver fee, as well as all reasonable fees and expenses required to be reimbursed or paid by the Borrower pursuant to Section 8.2 hereof, including, without limitation, the fees and expenses of Mayer Brown LLP, counsel to the Lender, incurred in connection with the drafting, negotiation, execution, delivery and effectiveness of this Amendment.

6.13                           Revised 2009 Projected Budget.  A copy of the 2009 projected budget for each of the Borrower and the Parent, it being agreed that the Lender may share the 2009 projected budget with the Consultant.

6.14                           Parent’s Business Plan.  A copy of the Business Plan for the Parent and its subsidiaries.

6.15                           13-Week Cash Flow.  A rolling 13-week cash flow forecast for the Borrower beginning with the week of January 13, 2009, detailing all sources and uses of cash on a weekly basis.

SECTION 7.   REPRESENTATIONS AND WARRANTIES.  To induce the Lender to enter into this Amendment, the Borrower and each Guarantor hereby represents and warrants to the Lender as follows:

7.1                                 Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by the Borrower and each Guarantor of this Amendment are within such party’s corporate or company powers, as applicable, have been duly authorized by all necessary corporate or company action, as applicable, and do not

(a)                                  contravene such party’s organizational documents;

(b)                                 contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting such party; or

(c)                                  result in, or require the creation or imposition of, any Lien on any of the Borrower’s or any Guarantors’ properties, other than the Permitted Liens.

7.2                                 Government Approval, Regulation, etc.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower of this Amendment.

7.3                                 Validity, etc.  This Amendment constitutes the legal, valid and binding obligation of the Borrower and each Guarantor enforceable in accordance with its terms.

7.4                                 Event of Default.  No Event of Default shall occur as a result of, or after giving effect to, this Amendment.

7.5                                 Acknowledgements.  The Borrower and each of the Guarantors acknowledge that the amount of principal owing with respect to the Indebtedness arising under the Loan Agreement, the Subsidiary Loan Documents or the other Loan Documents as of date of this Agreement is 24,457,002.89.  Without in any manner limiting the generality of the release set forth in Section 8.4 hereof, the Borrower and the Guarantors hereby represent, warrant, covenant and agree that there exist no offsets, counterclaims or defenses to payment or performance of the obligations set forth in the Loan Agreement, the Subsidiary Loan Documents or the other Loan Documents and, in consideration hereof, expressly waive any and all such offsets, counterclaims and defenses arising out of any alleged acts, transactions or omissions on the part of the Lender arising (or otherwise relating to the period) on or prior to the Amendment Effective Date.

SECTION 8.   MISCELLANEOUS.

8.1                                 Continuing Effectiveness, etc.  This Amendment shall be deemed to be an amendment to the Loan Agreement, the Subsidiary Loan Documents and the other Loan Documents (including as such term is amended herein), including as amended hereby, shall remain in full force and effect and is hereby ratified, approved and confirmed in each and every respect.  After the effectiveness of this Amendment in accordance with its terms, all references to the Loan Agreement, the Subsidiary Loan Documents and each Loan Document in the Loan Documents or the Subsidiary Loan Documents or in any other document, instrument, agreement or writing shall be deemed to refer to the Loan Agreement or such other Loan Document or Subsidiary Loan Document as amended hereby.

8.2                                 Payment of Costs and Expenses.  The Borrower agrees to pay on demand all expenses of the Lender (including the fees and out-of-pocket expenses of counsel to the Lender) in connection with the drafting, negotiation, execution, delivery and effectiveness of this Amendment.

8.3                                 General Credit Agreement Compliance.  All provisions of the Loan Agreement, the Subsidiary Loan Documents and the other Loan Documents (as expressly amended in Sections 1, 2 and 3) shall continue in full force and effect in accordance with the provisions thereof and the Borrower and the Guarantors reaffirm all their agreements under the Loan Agreement, the Subsidiary Loan Documents and the other Loan Documents.  The Borrower and the Guarantors shall comply with the provisions of their respective Loan Documents and Subsidiary Loan Documents, including, without limitation, the timely payment of all scheduled principal and interest payments.

8.4                                 Release and Covenant Not to Sue.  In consideration of the agreements and understandings in this Agreement, the Borrower and each Guarantor jointly and severally, for itself and on behalf of the Borrower’s Derivative/Successor Persons, hereby knowingly and voluntarily, unconditionally and irrevocably, absolutely, finally and forever releases, acquits and discharges each Lender Released Party from any Claim relating in any manner whatsoever to any of the Loan Documents, including any transaction contemplated thereby or undertaken in connection therewith, or otherwise to the Borrower’s or Guarantors’ credit relationship with the Lender, which relates or may relate in any manner whatsoever to any facts, known or unknown, in existence on or at any time prior to the Amendment Effective Date (each a “Borrower-Related Claim”).

The Borrower and each Guarantor hereby knowingly and voluntarily, unconditionally and irrevocably, absolutely finally and forever covenants that it shall refrain, and further shall direct any Derivative/Successor Person to refrain, from commencing or otherwise prosecuting any action, suit or other proceeding of any kind, nature, character, or description, including in law or in equity, against any Lender Released Party on account of any Borrower-Related Claim.  Each Lender Released Party shall be entitled to enforce this covenant through specific performance.  In addition to any other liability which shall accrue upon the breach of this covenant, the breaching party (including, any Derivative/Successor Person of the Borrower or any Guarantor that commences or prosecutes any such action, suit or other proceeding) shall be liable to such Lender Released Party for all reasonable attorneys’ fees and costs incurred by such party in the defense of any such action, suit or other proceeding.

The following terms shall have the following definitions when used in this Section 8.4:

“Claims” shall mean, with respect to the Borrower and/or any Guarantor, any and all claims, counterclaims, actions, causes of action (including, any relating in any manner to any existing litigation or investigation), suits, obligations, controversies, defenses, debts, liens, contracts, agreements, covenants, promises, liabilities, damages, penalties, demands, threats, compensation, losses, costs, judgments, orders, interest, fee, or expense

(including attorneys’ fees and expenses) or other similar items of any kind, type, nature, character or description, including, whether in law, equity or otherwise, whether now known or unknown, whether in contract or in tort, whether choate or inchoate, whether contingent or vested, whether liquidated or unliquidated, whether fixed or unfixed, whether matured or unmatured, whether suspected or unsuspected, and whether or not concealed, sealed or hidden, of any of the Borrowers and/or which may be asserted by the Borrower and/or any Guarantor, through the Borrower and/or any Guarantor or otherwise on the behalf of the Borrower and/or any Guarantor (including those which may be asserted on any derivative basis), which have existed at any time on or prior to the date hereof.

“Derivative/Successor Person” shall mean, with respect to the Borrower or any Guarantor, any person or other entity (including any former, current, or future employee, officer, agent, attorney, board member, shareholder, parent, subsidiary, partnership, joint venture, other affiliate, spouse, relative, heir, beneficiary, legal representative, creditor, successor or assign) that may assert or may attempt to assert any Claim by or otherwise belonging to the Borrower or any such Guarantor, through the Borrower or such Guarantor or otherwise on behalf of the Borrower or such Guarantor (including on any derivative basis).

“Lender Released Parties” shall mean the Lender and each of its former, current, and future subsidiaries, parents, partnerships, joint ventures, other affiliates, officers, directors, employees, attorneys, agents (including consultants), assigns, heirs, executors, administrators, predecessors, successors and assigns.

8.5                                 Severability.  Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment or affecting the validity or enforceability of such provision in any other jurisdiction.

8.6                                 Headings.  The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.

8.7                                 Execution in Counterparts.  This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

8.8                                 Governing Law.  THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF ILLINOIS (INCLUDING 735 ILCS SECTION 105/5-5), BUT OTHERWISE WITHOUT GIVING EFFECT TO ANY OF SUCH STATE’S CONFLICTS-OF-LAW PROVISIONS.

8.9                                 Successors and Assigns.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the undersigned have duly executed this Omnibus Amendment Agreement as of the date first set forth above.

BRAD FOOTE GEAR WORKS, INC.

By:	/s/ Ralph Placzek
Name: Ralph Placzek
Title: Vice President – Finance and Treasurer

1309 SOUTH CICERO AVENUE, LLC

By:	/s/ Ralph Placzek
Name: Ralph Placzek
Title: Authorized Signatory

5100 NEVILLE ROAD, LLC

By:	/s/ Ralph Placzek
Name: Ralph Placzek
Title: Authorized Signatory

BANK OF AMERICA, N.A., as Lender

By:	/s/ Katherine M. Novey
Name: Katherine M. Novey
Title: Senior Vice President